Exhibit 99.1

MiNK Therapeutics Reports Q3 2025 Results and Accelerates iNKT Platform Toward Pivotal Development Across Oncology, Pulmonary Disease, and Transplantation

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New clinical data show durable remissions and long-tail survivors including >2-year complete remissions in chemotherapy- and checkpoint-refractory cancers
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GVHD trial launching through non-dilutive funding from NIH- and philanthropic grants
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Launching Phase 2+ trial in severe pulmonary disease in US population with FDA-validated endpoints
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Added national leaders in pulmonary medicine, trauma, and biodefense join MiNK management (Dr. Hammond) and Board (Dr. Holcomb) to drive pivotal development
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Cash runway extended through 2026, enabling multiple inflection points

NEW YORK, NY — November 14, 2025 (Globe Newswire) — MiNK Therapeutics, Inc. (NASDAQ: INKT), a clinical-stage biopharmaceutical company pioneering allogeneic invariant natural killer T (allo-iNKT) cell therapies to reconstitute immunity to treat cancer and immune disorders, today reported financial results for the third quarter ended September 30, 2025, and provided a corporate update highlighting durable clinical responses with agenT-797, expansion of its iNKT platform across oncology, inflammation and transplantation, and strengthening of its leadership team as the company advances toward pivotal development.

Q3 2025 Highlights

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Durable clinical responses in refractory solid tumors with agenT-797
At SITC 2025, MiNK reported updated clinical data showing sustained tumor regression and immune reprogramming with its lead asset agenT-797 across checkpoint-refractory cancers, including complete remissions lasting more than two years and survival exceeding two and three years in late stage, refractory cancers. Safety profile was favorable with no ≥ Grade 3 CRS or neurotoxicity.

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Ongoing publication and translational momentum
Peer-reviewed publications in Oncogene and Frontiers in Immunology further validated agenT-797’s ability to reinvigorate immune-exhausted T cells and reduce pulmonary inflammation without lymphodepletion, providing mechanistic and clinical rationale for pivotal-enabling trials across oncology and inflammatory diseases.

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Launch of federally and philanthropically funded collaboration with the University of Wisconsin Carbone Cancer Center (UWCCC) in GvHD with agent-797
In collaboration with the University of Wisconsin Carbone Cancer Center–Madison, MiNK initiated a preclinical and Phase 1 study of agenT-797 with the goal of preventing GvHD and reduce relapse in stem-cell transplant patients. The study, led by Dr. Hongtao Liu and Dr. Jenny Gumperz, is supported by the Mary Gooze Clinical Trial and Translation Award and an NIH STTR grant from NIAID.

Exhibit 99.1

“This trial reflects the broader momentum of our iNKT platform as we expand into diseases marked by profound immune dysregulation,” said Dr. Terese Hammond, Head of Inflammatory and Pulmonary Diseases at MiNK Therapeutics. “Whether in transplantation, severe pulmonary inflammation, or systemic immune collapse, the ability of iNKT cells to rebalance immunity creates a compelling opportunity to change outcomes across multiple high-need conditions. With strong support from NIH and our philanthropic partners, we are advancing a development program with meaningful potential across several disease areas.”

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Strengthened leadership
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Dr. Terese C. Hammond, a nationally recognized expert in pulmonary and critical care medicine, joined MiNK as Head of Inflammatory and Pulmonary Diseases to lead the Company’s late-stage ARDS and GvHD programs.
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Colonel (Ret.) John B. Holcomb, MD, FACS joined MiNK’s Board of Directors, bringing global expertise in trauma and critical care to advance iNKT therapies in immune-mediated and pulmonary diseases.

“This quarter, MiNK achieved meaningful clinical and organizational milestones as we continue our disciplined path toward pivotal development,” said Jennifer Buell, PhD, President and Chief Executive Officer of MiNK Therapeutics. “The durability and mechanistic depth of our off-the-shelf iNKT cell therapy, agenT-797 results, paired with the launch of our grant supported GvHD study and new leadership in critical care, underscore the breadth of our platform and the momentum driving MiNK forward. We believe our iNKT therapies can restore immune balance across settings where current treatments have failed — in cancer, transplant, and severe inflammation, where we prepare for the next phase of clinical expansion.”

Financial Highlights

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Cash Position: MiNK ended Q3 2025 with approximately $14.3 million in cash and cash equivalents and subsequently raised $1.2 million through equity sales, providing expected runway through 2026.
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Net Loss: Net loss for Q3 2025 was $2.9 million, or $0.65 per share, compared to $1.8 million, or $0.46 per share for Q3 2024. For the nine-months ended Q3 2025, net loss was $9.9 million, or $2.39 per share compared to $8.3 million or $2.24 per share for the same period in 2024. Current period results reflect ongoing activity supporting our agent-797 programs.

Exhibit 99.1

Future Catalysts

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Q1 2026: Initiation of the NIH- and philanthropy-supported Phase 1 GvHD study with UW–Madison
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2026: Early data from our randomized Phase 2 trial in severe pulmonary inflammatory disease
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2026: Clinical and translational updates from agenT-797 oncology and inflammatory cohorts, including early signals from transplant, GVHD, and pulmonary programs
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2026: Continued progress on strategic partnerships and manufacturing optimization to support multi-program clinical execution

Taken together, these milestones position MiNK to have multiple studies enrolling, early clinical readouts emerging, and increasing clarity on pivotal-enabling paths across our oncology, inflammatory, and critical-illness portfolio over the next 12 months.

Conference Call and Webcast Information

MiNK executives will host a conference call and webcast at 8:30 a.m. ET on Friday, November 14, 2025 to discuss results and corporate updates.

Conference Participant Dial Information

United States - New York (646) 307-1963
USA & Canada - Toll-Free (800) 715-9871
Conference ID: 3474114

Webcast & Replay Information

A live webcast and replay of the conference call will be accessible from the Events & Presentations page of the Company’s website following the event.

Live event link: https://edge.media-server.com/mmc/p/4bufw45x

Webcast Replay: https://investor.minktherapeutics.com/events-and-presentations

About MiNK Therapeutics

Exhibit 99.1

MiNK Therapeutics is a clinical-stage biopharmaceutical company pioneering the development of allogeneic invariant natural killer T (iNKT) cell therapies and precision immune modulators designed to restore immune balance and drive durable cytotoxic responses. MiNK’s proprietary iNKT platform bridges innate and adaptive immunity to address cancer, autoimmune disease, and immune collapse.

Its lead candidate, agenT-797, is an off-the-shelf, cryopreserved iNKT cell therapy currently in clinical trials for solid tumors, graft-versus-host disease (GvHD), and critical pulmonary immune failure. MiNK’s pipeline also includes TCR-based and neoantigen-targeted iNKT programs that enable tissue-specific immune activation. With a scalable manufacturing process and broad therapeutic potential, MiNK is advancing a new class of immune reconstitution therapies designed to deliver durable, accessible, and globally deployable treatments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the potential, safety, clinical benefit, and development plans for agenT-797 and other iNKT-based therapies. These statements involve risks and uncertainties, including those described under “Risk Factors” in MiNK’s most recent SEC filings. MiNK undertakes no obligation to update these statements except as required by law.

Contacts

Investor Contact: 917-362-1370 | investor@minktherapeutics.com

Media Contact: 781-674-4428 | communications@minktherapeutics.com

Source: MiNK Therapeutics